Jeryl L. Hilleman
c/o Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608

May 31, 2012

Re: Exercise Period for Outstanding Stock Options

Dear Jeri:

As you know, the Leadership Development and Compensation Committee of the Board of Directors of Amyris, Inc. (the "Company") has approved, an extension of post-termination exercise period of your outstanding stock options, effective as of the date of approval (May 1, 2012). Based on such approval, the exercise period for your outstanding Options (as defined in your separation agreement with the Company dated August 2, 2012 (the "Separation Agreement")) will be extended for one year after the Scheduled Separation Date (as defined in the Separation Agreement), such that you will be able to exercise the vested portions of such Options through June 1, 2013. The vesting of such Options (including the vesting acceleration provisions applicable to certain stock options as provided in the Separation Agreement) is not affected by this letter agreement. This letter agreement expressly amends and supersedes any contrary provisions of the Separation Agreement and the applicable grant agreements.

This letter agreement does not amend or modify any other terms of the Options (as provided by the relevant grant agreements and relevant Company equity incentive plan). Amyris Stock Administration is available to assist you with any questions yon may have regarding the exercise of your stock options.

Yours truly,

/s/ John G. Melo
Chief Executive Officer

Acknowledged:

/s/ Jeryl L. Hilleman
Jeryl L. Hilleman